Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Dave Downing	Hala Elsherbini or Geralyn DeBusk
CFO and President — International Operations	972-458-8000
402-827-6235
Lindsay Corporation Announces Management Changes
OMAHA, NEB., May 9, 2011—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, announced today that James (Jim) Raabe will join Lindsay Corporation as Vice President and Chief Financial Officer, effective June 13, 2011. Mr. Raabe will succeed Dave Downing in this position as Mr. Downing shifts his full efforts to his role as President — International Operations.
For the past 12 years, Mr. Raabe has served as Senior Vice President and Chief Financial Officer of Select Comfort Corporation (NASDAQ: SCSS). Prior to joining Select Comfort Corporation as Vice President and Controller in 1997, Mr. Raabe held various positions with ValueRx, Inc. and KPMG LLP.
Rick Parod, President and Chief Executive Officer of Lindsay Corporation, commented “We are excited to have Jim join our team. I am confident, based on his substantial experience and skills, that Jim will provide strong financial leadership as we continue to grow our business. At the same time, we are excited that Dave will now be able to focus his full time and efforts on international operations and opportunities. These management changes will significantly strengthen our management team and will better position Lindsay to capitalize on future growth opportunities.”
About the Company
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At April 1, 2011, Lindsay had approximately 12.6 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that we file with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expectation,” “outlook,” “could,” “may,” “should,”, “will” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.